Exhibit 3.14

LIMITED LIABILITY COMPANY AGREEMENT

OF

HPG LLC

This Limited Liability Company Agreement of HPG LLC (the “Company”) is made as of June 16, 1998 by HOUSEHOLD PRODUCTS, INC., a Delaware corporation, as sole member (the “Member”).

WHEREAS, a Certificate of Formation for the Company was filed with the Secretary of State of the State of Delaware on June 17, 1998; and

WHEREAS, the Member desires to operate the Company as a limited liability company under the Delaware Act for the purposes set forth herein;

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereby agrees as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions. Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

“Additional Members” has the meaning set forth in Section 13.1 hereof.

“Affiliate” means with respect to a specified Member, any entity that directly or indirectly controls, is controlled by, or is under common control with, the specified Member. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Limited Liability Company Agreement, as amended, modified, supplemented or restated from time to time.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banking institutions are authorized by law to be closed in Miami, Florida.

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with the provisions of Section 4.4 hereof.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company pursuant to Section 4.1 hereof with respect to such Member’s Interest. In the case of a Member who acquires an Interest in the Company by virtue of an assignment in accordance with the terms of this Agreement, “Capital Contribution” has the meaning set forth in Section 4.4(i) hereof.

“Certificate” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a specific section (§) of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

“Company Business” means the ownership and management of the share capital or partnership capital of other valid businesses.

“Company Minimum Gain Chargeback Allocation” means the allocations required by §1.704-2(f) of the Treasury Regulations.

“Covered Person” means a Member; any Affiliate of a Member; the Management Committee or any member thereof; any officers, directors, shareholders, partners, employees, representatives or agents of a Member, any Affiliate of a Member, or the Management Committee; any employee or agent of the Company or its Affiliates; any Tax Matters Member of the Company; or the President of the Company.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del.C. §18-101, et seq., as amended from time to time.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; and provided further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Committee.

“Fiscal Year” means (i) the period commencing upon the formation of the Company and ending on December 31, 1997, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in Clause (ii) of this sentence for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article VIII hereof.

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(i) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by the contributing Member and the Management Committee;

(ii) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Management Committee, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Treasury Regulation §1.704-1 (b)(2)(ii)(g);, provided, however, that adjustments pursuant to Clause (a) and Clause (b) of this sentence shall be made only if the Management Committee reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and

(iii) the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by the Management Committee.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Paragraph (i) or Paragraph (ii) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Interest” means a Person’s share of the allocations of the Company and a Person’s rights to receive distributions of the Company’s assets in accordance with the provisions of this Agreement and the Delaware Act, whether as a Member or an assignee of a Member’s Interest.

“Liquidating Trustee” has the meaning set forth in Section 15.4 hereof.

“Management Committee” has the meaning set forth in Section 6.1 hereof.

“Member” means any entity named as a member of the Company on Schedule A hereto and includes any entity admitted as an Additional Member or a Substitute Member pursuant to the provisions of this Agreement, in such entity’s capacity as a Member of the Company, and “Members” means two (2) or more of such Persons when acting in their capacities as Members of the Company. For purposes of the Delaware Act, the Members shall constitute one (1) class or group of members.

“Member Minimum Gain Chargeback Allocations” mean the allocations required by §1.704-2(i)(3) of the Treasury Regulations.

“Member Nonrecourse Deduction Allocations” mean the allocations required by §1.704-2(i)(2) of the Treasury Regulations.

“Net Cash Flow” means, for each calendar month, Fiscal Year or other period of the Company, the gross cash receipts of the Company from all sources other than Capital Contributions and Working Capital Reserves, but excluding any amounts, such as gross receipts taxes, that are held by the Company as a collection agent or in trust for others or that are otherwise not unconditionally available to the Company, less all amounts paid by or for the account of the Company during the same calendar month, Fiscal Year or other period (including, without limitation, payments of principal and interest on any Company indebtedness and expenses reimbursed to the Members or Affiliates thereof under Section 5.3 hereof). Net Cash Flow shall be determined in accordance with the accrual method of accounting and otherwise in accordance with generally accepted accounting principles, consistently applied. Net Cash Flow shall not be reduced by depreciation, amortization, cost recovery deductions, depletion, similar allowances or other non-cash items, but shall be increased by any reduction of reserves previously established.

“Nonrecourse Deduction Allocations” means the nonrecourse deductions (as defined in §1.704-2(c) of the Treasury Regulations) allocated to a Member pursuant to Section 8.2(iv) hereof.

“Permitted Temporary Investments” mean cash, United States Treasury bills, investment grade money market instruments, bank time and demand accounts and other similar short-term investments in which the Management Committee decides to invest and reinvest Company funds.

“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

“Profits” or “Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with §703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to §703(a)(1) of the Code), with the following adjustments:

(i) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(ii) any expenditures of the Company described in §705(a)(2)(B) of the Code (or treated as expenditures described in §705(a)(2)(B) of the Code pursuant to Treasury Regulation §1.704-1 (b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii) in the event the Gross Asset Value of any Company asset is adjusted in accordance with Paragraph (ii) or Paragraph (iii) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation” above; and

(vi) notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Section 8.2 hereof shall not be taken into account in computing Profits or Losses.

“Substitute Member” means a Person who is admitted to the Company as a Member pursuant to Section 14.1 hereof, and who is named as a Member on Schedule A to this Agreement.

“Tax Matters Member” has the meaning set forth in Section 11.1 hereof.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Section 1.2 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

ARTICLE II

FORMATION AND TERM

Section 2.1 Formation.

(i) The Member hereby agrees to continue the Company as a limited liability company under and pursuant to the provisions of the Delaware Act and agree that the rights, duties and liabilities of the Member shall be as provided in the Delaware Act, except as otherwise provided herein.

(ii) Upon the execution of this Agreement or a counterpart of this Agreement, Household Products, Inc. shall become a Member of the Company.

(iii) The name and mailing address of each Member and the amount contributed to the capital of the Company shall be listed on Schedule A attached hereto. The Management Committee shall be required to update Schedule A from time to time as necessary to accurately reflect the information therein. Any amendment or revision to Schedule A made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time.

(iv) Household Products, Inc., as an authorized person within the meaning of the Delaware Act, shall execute, deliver and file any and all amendments to the Certificate and restatements thereof.

Section 2.2 Name. The name of the Company heretofore formed and continued is HPG LLC. The Business of the Company may be conducted upon compliance with all applicable laws under any other name designated by the Management Committee.

Section 2.3 Term. The term of the Company commenced on the date the Certificate was filed in the office of the Secretary of State of the State of Delaware and shall be perpetual, provided that the Company may be dissolved and terminated pursuant to the provisions of this Agreement or the Delaware Act.

Section 2.4 Registered Agent and Office. The Company’s registered agent and office in Delaware shall be Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805. At any time, the Management Committee may designate another registered agent and/or registered office.

Section 2.5 Principal Place of Business. The principal place of business of the Company shall be c/o Household Products, Inc., 6 Armstrong Road, Shelton, Connecticut 06484. At any time, the Management Committee may change the location of the Company’s principal place of business.

Section 2.6 Qualification in Other Jurisdictions. The Management Committee shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business. Until appointment of the President, Household Products, Inc., as an authorized person within the meaning of the Delaware Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

ARTICLE III

PURPOSE AND POWERS OF THE COMPANY

Section 3.1 Purpose. The purpose of the Company shall be to invest in the share or partnership capital of other businesses.

Section 3.2 Powers of the Company.

(i) The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in Section 3.1, including, but not limited to, the power:

(a) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Delaware Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(b) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, pledge, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(c) to enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any Member, any Affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to, or incidental to the accomplishment of the purpose of the Company;

(d) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including, without limitation, the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited or unlimited liability companies (including, without limitation, the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties created thereby), or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(e) to lend money, to invest and reinvest its funds, to take and hold real and personal property for the payment of funds so loaned or invested;

(f) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

(g) to appoint employees and agents of the Company, and define their duties and fix their compensation;

(h) subject to the provisions of Section 12.4 hereof, to indemnify any Person in accordance with the Delaware Act and to obtain any and all types of insurance;

(i) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

(j) to borrow money and issue evidences of indebtedness, to guarantee the obligations of an Affiliate, and to secure any of the same by a mortgage, pledge or other lien on the assets of the Company; provided, however, that there shall be no borrowing of money or issuance of evidence of indebtedness or guaranties without the unanimous consent of the Management Committee;

(k) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

(l) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

(ii) The Company may merge with, or consolidate into, another Delaware limited liability company or other business entity (as defined in Section 18-209(a) of the Delaware Act) with the written approval of Members holding a majority of the total Interests.

ARTICLE IV

CAPITAL CONTRIBUTIONS, INTERESTS,

CAPITAL ACCOUNTS AND ADVANCES

Section 4.1 Capital Contributions. As set forth on Schedule A hereto, Household Products, Inc. shall make Capital Contributions in cash in the aggregate amount of $1,000 to the Company and shall have an original Capital Account balance of $1,000.

Section 4.2 Member’s Interest. A Member’s Interest shall for all purposes be personal property. A Member has no interest in specific Company property.

Section 4.3 Status of Capital Contributions.

(i) Except as otherwise provided in this Agreement, the amount of a Member’s Capital Contributions may be returned to it, in whole or in part, at any time, but only with the unanimous consent of the Members. Any such returns of Capital Contributions shall be made to all Members in accordance with Article IX hereof. Notwithstanding the foregoing, no return of a Member’s Capital Contributions shall be made hereunder if such distribution would violate applicable state law.

(ii) No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise specifically provided in this Agreement.

(iii) Except as otherwise provided herein and by applicable state law, the Members shall be liable only to make their Capital Contributions pursuant to Section 4.1 hereof, and no Member shall be required to lend any funds to the Company or, after a Member’s Capital Contributions have been fully paid pursuant to Section 4.1 hereof, to make any additional Capital Contributions to the Company. Except as otherwise provided in this Agreement or any Associated Agreement, any funds loaned to the Company shall be loaned equally by the Members, and, if the Members are required to assume or guaranty any liability of the Company, such assumption or guaranty shall be borne equally by the Members. No Member shall have any personal liability for the repayment of any Capital Contribution of any other Member.

Section 4.4 Capital Accounts.

(i) A separate Capital Account shall be established and maintained for each Member. The original Capital Account established for any Member who acquires an Interest by virtue of an assignment in accordance with the terms of this Agreement shall be in the same amount as, and shall replace, the Capital Account of the assignor of such Interest, and, for purposes of this Agreement, such Member shall be deemed to have made the Capital Contributions made by the assignor of such Interest (or made by such assignor’s predecessor in interest). To the extent such Member acquires less than the entire Interest of the assignor of the Interest so acquired by such Member, the original Capital Account of such Member and its Capital Contributions shall be in proportion to the Interest it acquires, and the Capital Account of the assignor who retains a partial Interest, and the amount of its Capital Contributions, shall be reduced in proportion to the Interest it retains.

(ii) The Capital Account of each Member shall be maintained in accordance with the following provisions:

(a) to such Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits, special allocations of income and gain, and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company assets distributed to such Member;

(b) to such Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company assets distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses, special allocations of loss and deduction, and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company; and

(c) in determining the amount of any liability for purposes of this Subsection (ii), there shall be taken into account §752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

Section 4.5 Advances. Subject to Section 4.3 (iii), if any Member shall advance any funds to the Company in excess of its Capital Contributions, the amount of such advance shall neither increase its Capital Account nor entitle it to any increase in its share of the distributions of the Company. The amount of any such advance shall be a debt obligation of the Company to such Member and shall be repaid to it by the Company with interest set at a rate necessary to compensate such Member for its cost of obtaining funds (including related administrative and other expenses under such Member’s credit facility or other source used by such Member in the ordinary course of its business, to finance its working capital needs) and upon such other terms and conditions as shall be determined by the Management Committee. Any such advance shall be payable and collectible only out of Company assets, and the other Members shall not be personally obligated to repay any part thereof.

ARTICLE V

MEMBERS

Section 5.1 Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement.

Section 5.2 Resignation. A Member may not resign from the Company prior to the dissolution and winding up of the Company. If a Member resigns in violation of the foregoing prohibition, the resigning Member shall not be entitled to receive any distributions and shall not otherwise be entitled to receive the fair market value of its Interest except as otherwise expressly provided for in this Agreement.

ARTICLE VI

MANAGEMENT

Section 6.1 Management of the Company.

(i) The Company shall be managed by a Management Committee which shall initially consist of two individuals: Burton Honig and Cindy Solovei. The authority to vote on actions affecting the Company shall be shared equally among the individuals serving on the Management Committee. The Management Committee shall meet as often as may be reasonably necessary, respecting the affairs of the Company. The Management Committee shall be an agent of the Company’s Business, and the actions of the Management Committee taken in such capacity and in accordance with this Agreement shall bind the Company.

(ii) The Management Committee may appoint individuals with such titles as it may select, including the titles of President, Vice President, Treasurer and Secretary, to act on behalf of the Company with such power and authority as the Management Committee may delegate in writing to any such Person.

(iii) Subject to any employment or other agreement, a member of the Management Committee, including any officer, may resign at any time by giving at least thirty (30) days written notice to the Members of the Company. The resignation of any member of the Management Committee, including any officer, shall take effect upon the expiration of said 30-day period or at such earlier or later time as determined by the Management Committee. Unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. At a meeting of the Members called on not less than three (3) Business Days’ prior notice expressly for such purpose, any member of the Management Committee may be removed as a member of the Management Committee and as an officer at any time, with or without cause, by the affirmative unanimous vote of the Members. Any member of the Management Committee may be removed by a vote of the Members. In the event that a member of the Management Committee, including any officer, resigns or is removed from the Management Committee, a successor to such member of the Management Committee shall be appointed by the Member or Members in accordance with the same procedure by which the resigning or removed member of the Management Committee was appointed.

Section 6.2 Powers of the Management Committee. Except as otherwise specifically provided in this Agreement, the Management Committee shall have full, exclusive and complete discretion, right, power and authority to manage, control and make all decisions affecting the business and affairs of the Company and to do or cause to be done any and all acts, at the expense of the Company, deemed by the Management Committee to be necessary or appropriate to effectuate the business, purposes and objectives of the Company as set forth in this Agreement. Without limiting the generality of the foregoing, the Management Committee shall have the power and authority to:

(a) establish a record date with respect to all actions to be taken hereunder that require a record date be established, including with respect to allocations and distributions;

(b) bring and defend on behalf of the Company actions and proceedings at law or in equity before any court or governmental, administrative or other regulatory agency, body or commission or otherwise; and

(c) execute all documents or instruments, perform all duties and powers and do all things for and on behalf of the Company in all matters necessary, desirable, convenient or incidental to the business of the Company.

The expression of any power or authority of the Management Committee in this Agreement shall not in any way limit or exclude any other power or authority which is not specifically or expressly set forth in this Agreement.

Section 6.3 No Management by Other Members. Except as otherwise expressly provided herein, no Member or other Person other than the Management Committee shall take part in the day-to-day management, or the operation or control of the business and affairs of the Company. Except and only to the extent expressly provided herein or expressly delegated by the

Management Committee or required by the Delaware Act, no Member or other Person other than the Management Committee shall be an agent of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

Section 6.4 Reliance by Third Parties. Any Person dealing with the Company or the Management Committee may rely upon a certificate signed by the Management Committee as to:

(a) the identity of the Management Committee or any Member hereof;

(b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Management Committee or in any other manner germane to the affairs of the Company;

(c) the Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Company; or

(d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

ARTICLE VII

AMENDMENTS AND MEETINGS

Section 7.1 Amendments. Any amendment to this Agreement shall be adopted and be effective as an amendment hereto if it receives the affirmative vote of all of the Members, provided that such amendment be in writing and executed by all of the Members.

Section 7.2 Meeting of the Members.

(i) Meetings of the Members may be called at any time by the Management Committee or any member of the Management Committee. Notice of any meeting shall be given to all Members not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Each Member may authorize any Person to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact.

(ii) Each meeting of Members shall be conducted by the President or by such other Person that the Management Committee may designate. The Management Committee, in its sole discretion, shall establish all other provisions relating to meetings of Members, including the time, place or purpose of any meeting at which any matter is to be voted on by any Members, waiver of any such notice, action by consent without a meeting, the establishment of a record date, quorum requirements, voting in person or by proxy or any other matter with respect to the exercise of any such right to vote.

ARTICLE VIII

ALLOCATIONS

Section 8.1 Profits and Losses.

(i) For each Fiscal Year of the Company, after giving effect to the allocation rules of Section 8.2 hereof, Profits for any Fiscal Year shall be allocated among the Members in proportion to their Interests.

(ii) For each Fiscal Year of the Company, after giving effect to the allocations required by Section 8.2 hereof, and subject to the limitation on Losses in Section 8.1(iii) below, Losses for any Fiscal Year shall be allocated among the Members in proportion to their Interests.

(iii) Notwithstanding anything to the contrary in Section 8.1(ii) hereof, no Losses shall be allocated pursuant to Section 8.1(ii) hereof to the extent such allocation would violate the alternate test for economic effect under §1.704-1(b)(2)(ii)(d) of the Treasury Regulations. All Losses that would otherwise violate such alternate test for economic effect shall be allocated among the Members in accordance with Section 8.1(ii) hereof until such time as no Member is permitted to be allocated such Losses under such alternate test for economic effect.

Section 8.2 Special Allocations.

(i) The Company shall make the qualified income offset allocation required by the alternate test for economic effect under §1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

(ii) In the event any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) the amount such Member is obligated to restore to the Company pursuant to §1.704-1(b)(2)(ii)(c) of the Treasury Regulations, (ii) the amount such Member is deemed to be obligated to restore pursuant to the next to the last sentence of §1.704-2(g)(1) of the Treasury Regulations and (iii) the amount such Member is deemed to be obligated to restore pursuant to the next to the last sentence of §704-2(i)(5) of the Treasury Regulations, such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 8.2(ii) shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article VIII have been tentatively made as if Section 8.2(i) and this Section 8.2(ii) were not in the Agreement.

(iii) The Company shall make all (1) Member Nonrecourse Deduction Allocations; (2) Member Minimum Gain Chargeback Allocations; and (3) Company Minimum Gain Chargeback Allocations.

(iv) The Company shall make all Nonrecourse Deduction Allocations to the Members in proportion to their Interests.

(v) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code §734(b) or Code §743(b) is required, pursuant to §1.704-1(b)(2)(iv)(m) of the Treasury Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(vi) The allocations set forth in Section 8.1 (iii) (last sentence), and 8.2(i), (ii), (iii), (iv) and (v) (collectively the “Regulatory Allocations”) are intended to comply with certain requirements of §1.704-1 and -2 of the Treasury Regulations. Notwithstanding any other provisions of this Article VIII (other than the Regulatory Allocations), the Management Committee shall take the Regulatory Allocations into account in allocating other Profits, Losses, and items of income, gain, loss, deduction and Code §705(a)(2)(B) expenditures among the Members so that, to the extent possible, the net amount of such allocations of other Profits, Losses, and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, the Management Committee shall: (A) ignore the Regulatory Allocations under Section 8.2(iii) and (iv) to the extent the Nonrecourse Deduction Allocations are likely to be offset by Company Minimum Gain Chargeback Allocations and the Member Nonrecourse Deduction Allocations are likely to be offset by the Member Minimum Gain Chargeback Allocations; and (B) make allocations pursuant to this Section 8.2(vi) with respect to allocations pursuant to Section 8.2(v) hereof to the extent the Management Committee reasonably determines that such allocations will otherwise be inconsistent with the economic arrangement among the parties to this Agreement.

Section 8.3 Allocation Rules.

(i) In the event Members are admitted to the Company pursuant to this Agreement on different dates, the Profits (or Losses) allocated to the Members for each Fiscal Year during which Members are so admitted shall be allocated among the Members in proportion to their Percentage Interests during such Fiscal Year in accordance with §706 of the Code, using any convention permitted by law and selected by the Management Committee.

(ii) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Management Committee using any method that is permissible under §706 of the Code and the Treasury Regulations thereunder.

(iii) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits and Losses for the Fiscal Year in question.

(iv) The Members are aware of the income tax consequences of the allocations made by this Article VIII and hereby agree to be bound by the provisions of this Article VIII in reporting their shares of Company income and loss for income tax purposes.

(v) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulations §1.752-3(a)(3), the Members’ interests in Company Profits shall be in accordance with their Percentage Interests.

(vi) The Management Committee shall have reasonable discretion, with respect to each Fiscal Year, to request from the Commissioner of the Internal Revenue Service a waiver, pursuant to §1.704-2(f)(4) or 1.704-2(i)(4) of the Treasury Regulations, of the minimum gain chargeback requirement of § 1.704-2(f) of the Regulations or the member minimum gain chargeback requirement of §1.704-2(i)(4) of the Treasury Regulations, respectively, if the application of such chargeback would cause a permanent distortion of the economic arrangement of the Members.

Section 8.4 Tax Allocations: Section 704(c) of the Code.

(i) In accordance with §704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 1.1 hereof).

(ii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to Paragraph (ii) of the definition of “Gross Asset Value” contained in Section 1.1 hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under §704(c) of the Code and the Treasury Regulations thereunder.

(iii) Any elections or other decisions relating to allocations under this Section 8.4, including the selection of any allocation method permitted under Treasury Regulation §1.704-3, shall be made by the Management Committee in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 8.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

ARTICLE IX

DISTRIBUTIONS

Section 9.1 Net Cash Flow. Except as otherwise provided in Article XV hereof (relating to the dissolution of the Company), any distribution of the Net Cash Flow during any Fiscal Year shall be made to the Members in proportion to their Interests.

Section 9.2 Distribution Rules.

(i) The Management Committee shall distribute such amounts as it shall, from time to time, deem appropriate.

(ii) All amounts withheld pursuant to the Code or any provision of any foreign, state or local tax law or treaty with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article IX for all purposes of this Agreement. The Management Committee is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, foreign, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, foreign, state or local law or treaty and shall allocate such amounts to those Members with respect to which such amounts were withheld.

Section 9.3 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its Interest in the Company if such distribution would violate Section 18-607 of the Delaware Act or other applicable law.

ARTICLE X

BOOKS AND RECORDS

Section 10.1 Inspection Rights Pursuant to Law. Without limiting any right which the Members enjoy under Section 18-305 of the Delaware Act, it is agreed that the Company shall have obligations to the Members as set forth in Sections 10.2 through 10.4 respecting books, records and financial statements of the Company.

Section 10.2 Books, Records and Financial Statements.

(i) At all times during the continuance of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company Business in accordance with generally accepted accounting principles consistently applied (“GAAP”), and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with a certified copy of this Agreement and of the Certificate, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each Member and its duly authorized representative for any purpose reasonably related to such Member’s interest in the Company.

(ii) The Management Committee shall prepare and maintain, or shall cause to be prepared and maintained, the books of account of the Company. Not later than twenty (20) Business Days after the close of each calendar month during the term of the Company, the Management Committee shall prepare (or shall cause to be prepared) in accordance with generally accepted accounting principles consistently applied, financial statements (including balance sheets, income statements and statements of cash flows) fairly presenting the financial position, results of operations and changes in financial position of the Company as of the end of such calendar month or, in the case of calendar months which end coincident with the end of a calendar quarter, such calendar quarter.

(iii) The following financial information shall be prepared in accordance with GAAP and shall be transmitted by the Management Committee to each Member within two (2) months after the close of each Fiscal Year:

(a) balance sheet of the Company as of the beginning and close of such Fiscal Year;

(b) statement of Company income or losses for such Fiscal Year;

(c) statement of the Company’s cash flows for such Fiscal Year;

(d) statement of such Member’s Capital Account as of the close of such Fiscal Year, and changes therein during such Fiscal Year; and

(e) a statement indicating such Member’s share of each item of Company income, gain, loss, deduction or credit for such Fiscal Year for income tax purposes.

Section 10.3 Accounting Method. For both financial and tax reporting purposes and for purposes of determining Profits and Losses, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions and be appropriate and adequate for the Company’s business.

Section 10.4 Annual Audit. The financial statements of the Company shall be audited annually by Grant Thornton LLP or such other nationally-recognized independent certified public accounting firm as may be selected by the Management Committee (the “Independent Certified Public Accountant”). The cost of such audits will be an expense of the Company. A copy of any such audited financial statements and accountant’s report will be delivered to each Member.

ARTICLE XI

TAX MATTERS

Section 11.1 Tax Matters Member.

(i) Household Products, Inc. is hereby designated as “Tax Matters Member” of the Company for purposes of §6231(a)(7) of the Code and shall have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes.

(ii) The Tax Matters Member shall, within five (5) Business Days of the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, deduction or credit, mail a copy of such notice to each Member.

Section 11.2 Right to Make Section 754 Election. The Tax Matters Member may, upon receiving the written consent of each other Member, make or revoke, on behalf of the Company, an election in accordance with §754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of §734 of the Code, and in the case of a transfer of a Company Interest within the meaning of §743 of the Code. Each Member shall, upon request of the Tax Matters Member, supply the information necessary to give effect to such an election.

Section 11.3 Taxation as Partnership. The Company shall be treated as a partnership for U.S. federal income tax purposes.

ARTICLE XII

LIABILITY, EXCULPATION, INDEMNIFICATION

AND BUSINESS OPPORTUNITIES

Section 12.1 Liability.

(i) Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

(ii) Except as otherwise expressly required by law, a Member, in its capacity as Member, shall have no liability in excess of (a) the amount of its Capital Contributions, (b) its share of any assets and undistributed profits of the Company, (c) its obligation to make other payments expressly provided for in this Agreement, and (d) the amount of any distributions wrongfully distributed to it.

Section 12.2 Exculpation.

(i) No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(ii) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits, Losses or Net Cash Flow or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

Section 12.3 Fiduciary Duty.

(i) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(ii) Unless otherwise expressly provided herein, (a) whenever a conflict of interest exists or arises between Covered Persons, or (b) whenever this Agreement or any other agreement contemplated herein or therein provides that a Covered Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Company or any Member, the Covered Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Covered Person, the resolution, action or term so made, taken or provided by the Covered Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise.

(iii) Whenever in this Agreement a Covered Person is permitted or required to make a decision in its “good faith” or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

Section 12.4 Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person provided that: (i) any such action was undertaken in good faith on behalf of the Company and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, (ii) any such action was reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, and (iii) with respect to any criminal action or proceeding, such Covered Person had no reasonable cause to believe his action or omission was unlawful, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 12.4 shall be provided out of and to the extent of Company assets only (including the proceeds of any insurance policy obtained pursuant to Section 12.6 hereof), and no Covered Person shall have any personal liability on account thereof.

Section 12.5 Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 12.4 hereof.

Section 12.6 Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Management Committee shall, in its sole discretion, deem reasonable, on behalf of Covered Persons and such other Persons as the Management Committee shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Management Committee and the Company may enter into indemnity contracts with Covered Persons and such other Persons as the Management Committee shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 12.5 hereof and containing such other procedures regarding indemnification as are appropriate.

ARTICLE XIII

ADDITIONAL MEMBERS

Section 13.1 Admission. By approval of all of the Members, the Company is authorized to admit any Person as an additional member of the Company (each, an “Additional Member” and collectively, the “Additional Members”). Each such Person shall be admitted as an Additional Member at the time such Person (i) executes this Agreement or a counterpart of this Agreement and (ii) is named as a Member on Schedule A hereto.

Section 13.2 Allocations. Additional Members shall not be entitled to any retroactive allocation of the Company’s income, gains, losses, deductions, credits or other items; provided that, subject to the restrictions of §706(d) of the Code, Additional Members shall be entitled to their respective share of the Company’s income, gains, losses, deductions, credits and other items arising under contracts entered into before the effective date of the admission of any Additional Members to the extent that such income, gains, losses, deductions, credits and other items arise after such effective date. To the extent consistent with §706(d) of the Code and Treasury Regulations promulgated thereunder, the Company’s books may be closed at the time Additional Members are admitted (as though the Company’s tax year had ended) or the Company may credit to the Additional Members pro rata allocations of the Company’s income, gains, losses, deductions, credits and items for that portion of the Company’s Fiscal Year after the effective date of the admission of the Additional Members.

ARTICLE XIV

ASSIGNABILITY AND SUBSTITUTE MEMBER

Section 14.1 Assignability of Interests. Other than in connection with an assignment by a Member to an Affiliate, no Member may assign the whole or any part of its Interest without the prior written consent of the other Members, which consent may be given or withheld in the sole and absolute discretion of such other Members. If the prior written consent of the other Members is obtained for any such assignment, such assignment shall, nevertheless, not entitle the assignee to become a Substitute Member or to be entitled to exercise or receive any of the rights, powers or benefits of a Member other than the right to receive distributions to which the assigning Member would be entitled, unless the assigning Member designates, in a written instrument delivered to the other Members, its assignee to become a Substitute Member and each of the other Members, in its sole and absolute discretion, consents to the admission of such assignee as a Member; and provided further, that such assignee shall not become a Substitute Member without having first executed an instrument reasonably satisfactory to the other Members accepting and agreeing to the terms and conditions of this Agreement, including a counterpart of this Agreement, and without having paid to the Company a fee sufficient to cover all reasonable expenses of the Company in connection with such assignee’s admission as a Substitute Member. If a Member assigns all of its Interest in the Company and the assignee of such Interest is entitled to become a Substitute Member pursuant to this Section 14.1, such assignee shall be admitted to the Company effective immediately prior to the effective date of the assignment (as defined in Section 14.3 hereof), and, immediately following such admission, the assigning Member shall cease to be a Member of the Company. In such event, the Company shall not dissolve if the business of the Company is continued without dissolution in accordance with Section 15.2(iii) hereof.

Section 14.2 Recognition of Assignment by Company. No assignment, or any part thereof, that is in violation of this Article XIV shall be valid or effective, and neither the Company nor the Management Committee shall recognize the same for any purpose of this Agreement, including the purpose of making distributions of Net Cash Flow pursuant to Section 9.1 hereof with respect to such Interest or part thereof. Neither the Company nor the Management Committee shall incur any liability as a result of refusing to make any such distributions to the assignee of any such invalid assignment.

Section 14.3 Effective Date of Assignment. Any valid assignment of a Member’s Interest, or part thereof, pursuant to the provisions of Section 14.1 hereof shall be effective as of the close of business on the last day of the calendar month in which the other Members give their written consent to such assignment (or the last day of the calendar month in which such assignment occurs, if later). The Company shall, from the effective date of such assignment, thereafter pay all further distributions on account of the Interest (or part thereof), so assigned, to the assignee of such Interest, or part thereof. As between any Member and its assignee, Profits and Losses for the Fiscal Year of the Company in which such assignment occurs shall be apportioned for federal income tax purposes in accordance with any convention permitted under §706(d) of the Code and selected by the Management Committee.

Section 14.4 Encumbrance of a Member’s Interest. No Member or assignee of a Member’s Interest, may grant a security interest in or lien upon, or otherwise encumber the whole or any part of its Interest.

ARTICLE XV

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 15.1 No Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substitute Members in accordance with the terms of this Agreement.

Section 15.2 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(i) the written consent of all Members;

(ii) the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event under the Delaware Act that terminates the continued membership of a Member in the Company unless, within ninety (90) days after the occurrence of such an event, all of the remaining Members agree in writing to continue the business of the Company and to the appointment, if required under law, effective as of the date of such event, of one or more Additional Members; or

(iii) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

Section 15.3 Notice of Dissolution. Upon the dissolution of the Company the Management Committee shall promptly notify the Members of such dissolution.

Section 15.4 Liquidation. Upon dissolution of the Company, the Management Committee (in such capacity, the “Liquidating Trustee”) shall carry out the winding up of the Company and shall immediately commence to wind up the Company’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The Members shall continue to share Profits and Losses and other items during liquidation in the same manner, as specified in Article VIII hereof, as before liquidation. The proceeds of liquidation shall be distributed in the following order and priority:

(i) to creditors of the Company, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and

(ii) to the Members in accordance with their Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods.

Section 15.5 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article XV and the Certificate shall have been canceled in the manner required by the Delaware Act.

Section 15.6 Claims of the Members. The Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member; provided, however, that nothing contained herein shall be deemed to limit the rights of a Member under applicable law, including, but not limited to, Section 18-502 of the Delaware Act.

ARTICLE XVI

MISCELLANEOUS

Section 16.1 Notices. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail or by recognized overnight delivery service, as follows:

(i) if given to the Company, in care of the Management Committee at the principal place of business of the Company set forth in Section 2.5 hereof.

(ii) if given to the Member, at the address set forth opposite its name on Schedule A attached hereto, or at such other address as such Member may hereafter designate by written notice to the Company.

All such notices shall be deemed to have been given when received.

Section 16.2 Failure to Pursue Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

Section 16.3 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

Section 16.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

Section 16.5 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references herein to “Articles,” “Sections” and “Paragraphs” shall refer to corresponding provisions of this Agreement.

Section 16.6 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

Section 16.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

Section 16.8 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.9 Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MEMBER: HOUSEHOLD PRODUCTS, INC.

By:	/s/ Cindy Solovei
Cindy Solovei, Secretary and Treasurer

SCHEDULE A

MEMBER

Name	Capital Contribution	Original Capital Account
Household Products, Inc. 6 Armstrong Road Shelton, Connecticut 06484	$1,000	$1,000

AMENDMENT NO. 1 TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

HPG LLC

THIS AMENDMENT NO. 1 TO LIMITED LIABILITY COMPANY AGREEMENT OF HPG LLC (this “Amendment”) is made and entered into as of this 1st day of December, 2007. Unless the context requires otherwise, all capitalized terms used herein without definition shall have the respective meanings assigned thereto in the Limited Liability Agreement of HPG LLC dated June 16, 1998 (the “LLC Agreement”).

W I T N E S S E T H:

WHEREAS, the Member intends to amend the LLC Agreement as more fully set forth herein; and

NOW, THEREFORE, in consideration of the premises, the terms, covenants and conditions hereinafter appearing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Amendment to LLC Agreement.

(a)	Section 14.4 is hereby deleted.

2. Full Force and Effect of LLC Agreement. Except as hereby specifically amended, modified or supplemented, the LLC Agreement is hereby confirmed and ratified in all respects and shall remain in full force and effect according to its terms.

IN WITNESS WHEREOF, the sole Member of HPG LLC has executed this Amendment as of the date first above written.

HP DELAWARE, INC.

By:	/s/ Lisa R. Carstarphen
Name: Title:	Lisa R. Carstarphen Vice President and Corporate Secretary